SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 2, 2004

AMERICAN PHARMACEUTICAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31781	68-0389419
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 East Woodfield Road, Suite 300 East; Schaumburg, IL	60173-5837
(Address of principal executive offices)	(Zip Code)

(847) 969-2700

(Registrant’s telephone number, including area code)

1101 Perimeter Drive, Suite 300; Schaumburg, IL 60173-5837

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OF A REGISTRANT.

On September 2, 2004 we entered into an agreement (“Credit Agreement”) for a $100 million three-year unsecured revolving credit and letter of credit facility with a syndicate of banks including Fifth Third Bank as administrative agent, letter of credit issuer and lender, Wachovia Bank, N.A. as documentation agent and lender, Merrill Lynch as lender, CIBC Inc. as lender, and various institutions from time to time a party to the Credit Agreement, which is filed as Exhibit 10.26 to this report. The credit facility may be extended to $150 million on the terms and conditions set forth in the Credit Agreement.

Interest rates under the credit facility vary depending on the type of loan made and our leverage ratio on the date each loan is made. The interest rate for Base Rate Loans and for reimbursement obligations under letters of credit are determined in accordance with the Base Rate and Applicable Margin (as such terms are defined in the Credit Agreement). For Base Rate Loans, the “Base Rate” is the greater of the prime rate charged by Fifth Third Bank, or the federal funds rate plus 1/2 of 1%, and the “Applicable Margin” ranges from minus 50 basis points to zero. The interest rate for Eurodollar Loans ranges from 75 to 175 basis points above the reserve-adjusted LIBOR rate. The interest rate for each Swing Loan (as defined in the Credit Agreement) is either the equivalent interest rate for Base Rate Loans, or the rate quoted by the administrative agent for such Swing Loan.

Our ability to borrow under this credit facility is subject to our ongoing compliance with certain financial and other covenants, including:

•	Minimum EBITDA

•	Minimum tangible net worth

•	Maximum debt to capitalization ratio

The Credit Agreement restricts the payment of dividends in respect of capital stock owned by American BioScience, Inc., and restricts our ability to make future loans to third parties, other than under circumstances set forth in Section 6.14 of the Credit Agreement. The Credit Agreement also contains customary covenants and performance requirements.

Debt acquisition fees of approximately $400,000 for the new facility will be amortized over its three year term.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Contemporaneously with the execution of the Credit Agreement described above, we terminated our existing five-year $50 million credit agreement with Canadian Imperial Bank of Commerce as administrative agent, Bank of America and UBS Warburg LLC as co-syndication agents, and the lenders a party thereto, dated as of December 14, 2001 (the “2001 Credit Facility”). No amounts were outstanding at the date of termination, and the Company had never drawn on the 2001 Credit Facility.

The secured 2001 Credit Facility has been replaced with the unsecured credit facility created by the September 2, 2004 Credit Agreement, which management believes on balance contains terms and conditions more favorable to the Company, including but not limited to a higher borrowing limit and fewer restrictive covenants.

As a result of the early termination of the 2001 Credit Facility, we will record a non-cash charge of approximately $1.2 million, or $0.02 per diluted share, net of income tax in the 2004 third quarter to write-off unamortized debt acquisition costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Nicole S. Williams Nicole S. Williams Chief Financial Officer Date: September 9, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.26	Credit Agreement dated September 2, 2004 among American Pharmaceutical Partners, Inc., Fifth Third Bank, Wachovia Bank, and various lenders.